Exhibit 10.18

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of August 6, 2019 (“Effective Date”), by and between 21st CENTURY TECHBANQ PASADENA LLC, a California limited liability company (“Landlord”), and ROCKLEY PHOTONICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord and Tenant entered into a Lease, dated as of November 20, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement, dated as of April 27, 2016 (the “First Amendment”), as further amended by that certain Second Amendment to Lease Agreement, dated as of April 7,2017 (the “Second Amendment”), and as further amended by the that certain Third Amendment to Lease Agreement, dated as of November 1, 2017 (the “Third Amendment”) (the Original Lease, First Amendment, Second Amendment, and Third Amendment are collectively referred to as the “Lease”), for the premises consisting of a total of approximately 14,253 rentable square feet located in the space commonly known as Suites 500 and 502 (approximately 6,575 rentable square feet) and Suites 600 and 610 (approximately 7,678 rentable square feet) (collectively the “Current Premises”), on the 5th floor and 6th floor, respectively, of the office building located at 234 E. Colorado Boulevard, Pasadena, California 91101 (the “Building”).

B. Tenant desires to expand the Current Premises to include that certain space consisting of approximately 965 rentable square feet, located in the space commonly known as Suite 505, and Landlord and Tenant desire to otherwise to amend the Lease as set forth herein.

T E R M S

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment, Landlord and Tenant agree as follows:

1. Incorporation of Recitals. The Recitals set forth above are incorporated herein by reference.

2. Definitions. All capitalized terms used herein, unless otherwise expressly defined in this Amendment, shall have the meanings ascribed to them in the Lease. In the event of any inconsistency between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

3. Modification of Current Premises. Effective as of the Suite 505 Expansion Premises Commencement Date (as defined in Section 4 below), Tenant shall lease from Landlord, and Landlord shall lease to Tenant, a portion of the fifth (5th) floor consisting of approximately 965 rentable square feet and located in a portion of the space commonly known as Suite 505 of the Building (the “Suite 505 Expansion Premises”), as shown on Exhibit A attached hereto. Landlord and Tenant hereby acknowledge that such addition of the Suite 505 Expansion Premises shall, effective as of the Suite 505 Expansion Premises Commencement Date, increase the size of the “Premises”, as defined below, to approximately 15,218 rentable square feet. The Current Premises and the Suite 505 Expansion Premises may hereinafter collectively be referred to as the “Premises” and all references to the “Premises” in the Lease shall apply to the Suite 505 Expansion Premises, except as set forth in this Amendment.

4. Suite 505 Expansion Premises Term. The term of Tenant’s lease of the Suite 505 Expansion Premises shall commence on the earlier of (a) Tenant’s occupancy of the Suite 505 Expansion Premises, or (b) the completion of the Suite 505 Tenant Improvements (as set forth in Exhibit B below) or (c) October 1, 2019 (the “Suite 505 Expansion Premises Commencement Date”). The term of Tenant’s lease of the Suite 505 Expansion Premises shall expire on June 30, 2023 (the “Lease Expiration Date”). The Suite 505 Expansion Premises Commencement Date through the Lease Expiration Date shall be referred to as the Suite 505 Expansion Premises Term. Notwithstanding anything to the contrary in the foreign, the Suite 505 Expansion Premises Term shall expire concurrently with the Term of the Lease.

5. Base Rent.

5.1 Current Premises. Notwithstanding anything to the contrary in the Lease, Tenant shall continue to pay Base Rent for the Current Premises in accordance with the terms of Paragraph 10 of the Basic Lease Information and Section 3.1 of the Original Lease, Section 4 of the First Amendment, Section 5 of the Second Amendment, and Section 5 of the Third Amendment.

5.2 Suite 505 Expansion Premises. Commencing on the Suite 505 Expansion Premises Commencement Date, Tenant shall pay Base Rent for the Suite 505 Expansion Premises as follows:

Date	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rental Square Foot
Lease Year 1 (Months 1-12, including any partial month)	$39,951.00 (including any partial month)	$3,329.25	$3.45
Lease Year 2 (Months 13-24)	$41,109.00	$3,425.75	$3.55
Lease Year 3 (Months 25-36)	$42,382.80	$3,531.90	$3.66
Lease Year 4 (Months 37- June 30,2023)	$43,656.60	$3,638.05	$3.77

For clarity, the changes in Base Rent for the Suite 505 Expansion Premises as set forth in this Section 5.2 shall occur on the first (1st) day of each Lease Year throughout the term of this Amendment. The term “Lease Year” as used herein shall mean each consecutive twelve (12) month period beginning with the Suite 505 Expansion Premises Commencement Date (or the first day of the next calendar month if the Suite 505 Expansion Premises Commencement Date is other than the first day of the month) and ending one year later, and each subsequent twelve (12) month period. The first Lease Year shall include the period between the Suite 505 Expansion Premises Commencement Date and the first day of the month following the Suite 505 Expansion Premises Commencement Date if the Suite 505 Expansion Premises Commencement Date is not the first day of a calendar month. The last Lease Year shall end on the Lease Expiration Date, unless earlier terminated or otherwise extended by Landlord or Tenant.

6. Base Rent Abatement. Provided Tenant is not in default of the Lease (as hereby amended) beyond all applicable notice and cure periods, and notwithstanding anything to the contrary in the Lease, Tenant shall not be obligated to pay Base Rent for the Suite 505 Expansion Premises during the second (2nd) and thirteenth (13th) full calendar months of the Suite 505 Expansion Premises Term (the “Rent Abatement Period”) for a total of Base Rent abatement of $6,755.00 (the “Suite 505 Rent Abatement”). Tenant acknowledges and agrees that the foregoing Suite 505 Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for Tenant’s agreement to pay the Base Rent and to perform the terms and conditions otherwise required under the Lease, including this Amendment. If Tenant shall be in default under the Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, then Landlord may at its option elect, in addition to any other remedies Landlord may have under the Lease, one or both of the remedies set forth in Section 3.2 of the Original Lease.

7. Tenant’s Share of Additional Rent: Base Year.

7.1 Current Premises. Notwithstanding anything to the contrary in the Lease, Tenant shall continue to pay Tenant’s Share of Additional Rent for the Current Premises in accordance with the terms of Sections 3.3 and 3.4 of the Original Lease, Section 6 of the First Amendment, Section 6 of the Second Amendment, and Section 7 of the Third Amendment.

7.2 Additional Rent for the Suite 505 Expansion Premises. Commencing on the Suite 505 Expansion Premises Commencement Date, Tenant shall pay Tenant’s Share of Additional Rent for the Suite 505 Expansion Premises in accordance with the terms of Sections 3.3 and 3.4 of the Original Lease; provided, however, that the Base Year shall be calendar year 2019 for the Suite 505 Expansion Premises.

8. Suite 505 Expansion Premises Security Deposit. Concurrently with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord the sum of Seven Thousand Four Hundred Eighty Eight and 40/100 Dollars ($7,488.40) to be held by Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease, as hereby amended (the “Suite 505 Expansion Premises Security Deposit”); provided, however, that if Tenant has faithfully performed all of its obligations under the Lease, including this Amendment, and Tenant has not committed any default beyond any applicable notice and cure period during the Lease Term, then on the first day of the twenty-fifth (25th) full calendar month following the Suite 505 Expansion Premises Commencement Date, the Suite 505 Expansion Premises Security Deposit shall be reduced by Three Thousand Seven Hundred Forty Four and 20/100 Dollars ($3,744.20) (the “Suite 505 Expansion Premises Security Deposit Reduction”), and Landlord shall return the Suite 505 Expansion Premises Security Deposit Reduction to Tenant within thirty (30) days. The Suite 505 Expansion Premises Security Deposit shall be held and applied in accordance with Section 7.1 of the Second Amendment.

9. Parking. Landlord and Tenant acknowledge and agree that as of the Suite 505 Expansion Premises Commencement Date, Tenant shall be entitled to lease two (2) unreserved parking passes for every 1,000 rentable square feet of the Suite 505 Expansion Premises. All such parking passes shall be subject to the applicable terms of the Lease including but not limited to Article 35 of the Original Lease, as amended by Section 8 of the First Amendment and Section 8 of the Second Amendment, and Exhibit E to the Original Lease.

10. Condition of Premises: Suite 505 Tenant Improvements.

10.1 Condition of Suite 505 Expansion Premises. Tenant hereby accepts the Suite 505 Expansion Premises in its presently existing, “as-is” condition and acknowledges that Landlord has no obligation whatsoever to improve, repair, renovate, restore, refurbish or provide any improvement work or services in or to the Suite 505 Expansion Premises or to pay for the same, except as provided below in this Section 10.1, and neither Landlord nor any agent of Landlord has made or herein makes any representation or warranty concerning the Suite 505 Expansion Premises, its condition, or its present suitability for Tenant’s use. Tenant shall construct improvements in the Suite Expansion Premises in accordance with the terms of the Construction Rider attached hereto as Exhibit B. Notwithstanding anything to the contrary in this Amendment, as of the date of delivery of the Suite 505 Expansion Premises to Tenant, Landlord shall provide Tenant with a tenant improvement allowance equal to Twenty and 00/100 Dollars ($20.00) per rentable square foot of the Suite 505 Expansion Premises (the “Suite 505 Tenant Improvement Allowance”) to be used for the construction of improvements to the Suite 505 Expansion Premises in accordance with the terms of the Construction Rider; provided, however, that the Suite 505 Tenant Improvement Allowance shall only be used for third party hard costs of Tenant (specifically excluding soft costs such as costs relating to Tenant’s fixtures, furniture, equipment, personal property, and data cabling). In connection with the construction of the Suite 505 Tenant Improvements, Tenant shall pay to Landlord a construction supervision fee in an amount equal to four percent (4%) of the Tenant’s total construction costs for the Suite 505 Tenant Improvements, including hard and soft construction costs, thereof, and such amount shall be deducted from the Suite 505 Tenant Improvement Allowance.

11. Use of the Suite 505 Expansion Premises. The Suite 505 Expansion Premises shall be used in accordance with Section 5.1 of the Lease.

12. Estoppel. Tenant hereby certifies and acknowledges that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is holding the L-C from Tenant in the amount of $103,535.30, and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (iii) Landlord is relying on such representations in entering into this Amendment.

13. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Building, the Current Premises, and the Suite 505 Expansion Premises, have not undergone inspection by a Certified Access Specialist (CASp). Landlord shall have no liability to Tenant arising out of or related to the fact that the Building, Current Premises, and the Suite 505 Expansion Premises have not been inspected by a Certified Access Specialist (CASp), and Tenant waives all such liability and acknowledges that Tenant shall have no recourse against Landlord as a result of or in connection therewith. The following disclosure is hereby made pursuant to applicable California law: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Project and shall be subject to Landlord’s prior written consent.

14. Extension Option. Tenant shall continue to have the right to the “Extension Option,” as defined and provided in Article 38 of the Original Lease, Section 11 of the First Amendment, Section 10 of the Second Amendment, and Section 15 of the Third Amendment, which Extension Option may be exercised with respect to the Current Premises only.

Provided Tenant has not assigned this Lease or sublet the Premises or any portion thereof, and provided that Tenant is not in default under the Lease beyond any applicable notice and cure periods at the time of exercise or at any time thereafter until the beginning of the extension Term, Landlord hereby grants to Tenant the option to extend the Suite 505 Expansion Premises Term (the “Suite 505 Expansion Premises Option”) for one (1) additional consecutive period of five (5) years (the “Suite 505 Expansion Premises Extension Period”) for the Suite 505 Expansion Premises only. Tenant’s exercise of the Suite 505 Expansion Premises Option shall be in accord with Section 38.1 of the Original Lease, and Tenant shall exercise the Suite 505 Expansion Premises Option by giving written notice to Landlord at least ten (10) months prior to the expiration of the Suite 505 Expansion Premises Term. Tenant’s Base Rent during the Suite 505 Expansion Premises Extension Period shall be equal to the Fair Market Base Rental to be determined pursuant to Section 38.2 of the Original Lease.

Notwithstanding anything to the contrary in the foregoing. Tenant shall have the right to exercise its Extensions Options for the Current Premises and the Section 505 Expansion Premises if and only if, Tenant exercises its Extension Options for the greater of: (a) 15,218 rental square feet, which is the total square footage of the Premises as of the date of this Amendment; or (b) the number of rental square feet currently occupied by Tenant within the Building.

15. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment other than Cushman & Wakefield representing Landlord (the “Broker”). Landlord shall pay any commission owed to Broker pursuant to a separate agreement. Tenant warrants and represents to Landlord that in negotiating or making of this Amendment, neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Amendment. Each party shall indemnify and hold the other harmless from any claim or claims including costs, expenses and reasonable attorney’s fees, incurred by the other asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by such party or such party’s representatives.

16. Ratification: No Further Modification. Except as set forth in this Amendment, all of the terms, covenants, conditions, provisions and agreements of the Lease shall apply with respect to the Suite 505 Expansion Premises, and the Lease shall remain unmodified and in full force and effect. This Amendment shall be construed to be part of the Lease and shall be deemed incorporated into the Lease by this reference.

17. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

18. Successors and Assigns. Except as specifically modified hereby, all of the terms, covenants and conditions of the Lease shall remain in full force and effect and shall be binding on the parties hereto, their successors and assigns.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment to Lease is made as of the day and year first above written.

WITNESS:	LANDLORD:

21st CENTURY TECHBANQ PASADENA, LLC,
a California limited liability company

	By:	/s/ Juanling Wu
		Name:	Juanling Wu
		Title:	President

WITNESS:	TENANT:

ROCKLEY PHOTONICS, INC.
a Delaware corporation

/s/ Diane Wallace	By:	/s/ Amit Nagra
		Name:	Amit Nagra
		Title:	COO

EXHIBIT A

SITE PLAN OF SUITE 505 EXPANSION PREMISES

EXHIBIT B

CONSTRUCTION RIDER

1. Suite 505 Tenant Improvements. Tenant shall with reasonable diligence through a general contractor designated by Tenant and approved by Landlord (which contractor may be an affiliate of Landlord) construct and install in the Suite 505 Expansion Premises the improvements and fixtures provided for in this Construction Rider (“Suite 505 Tenant Improvements”). All of the Suite 505 Tenant Improvements shall be constructed and installed at Tenant’s sole cost and expense and Landlord shall have no obligation to construct any tenant improvements or alterations in the Suite 505 Expansion Premises; provided, however, that Landlord shall contribute to the cost of Suite 505 Tenant Improvements described herein the Suite 505 Tenant Improvement Allowance set forth in Section 10.1 of this Amendment and Section 1.3 of this Construction Rider. Landlord and Tenant each shall designate in writing an individual authorized to act as a representative of each respective party with respect to all approvals, directions and authorizations pursuant to this Construction Rider.

1.1 Plans.

1.1.1 Space Plan; Construction Documents. The Suite 505 Tenant Improvements shall be constructed substantially as shown on the plans for the Suite 505 Expansion Premises prepared by the space planner retained by Tenant as the space planner for the Suite Expansion Premises (“Space Planner”), which space plan shall be promptly delivered to Landlord for Landlord’s review and prior approval prior to the commencement of construction of the Suite 505 Tenant Improvements (the “Space Plan”). Tenant shall also retain engineering consultants reasonably approved by Landlord (the “Engineers”) (such approval not to be unreasonably withheld, conditioned, or delayed), to prepare all plans and engineering construction documents relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Suite 505 Expansion Premises. The plans and drawings to be prepared by the Engineers and the Space Plan to be prepared by the Space Planner may collectively be referred to as the “Construction Documents.” Tenant shall retain an electrical engineer, reasonably approved by Landlord, to prepare plans and engineering construction documents for the Suite 505 Tenant Improvements, and as part of the Construction Documents, the electrical engineer shall provide to Landlord written certification that all electrical work performed by Tenant as part of the Suite 505 Tenant Improvements will not overload the Building’s electrical systems.

1.1.2 Construction Documents. Tenant shall promptly cause the Space Planner and the Engineers to complete the architectural and engineering drawings for the Suite 505 Expansion Premises, and the Space Planner shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing Construction Documents in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Construction Documents”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Construction Documents. Landlord shall, within five (5) business days after Landlord’s receipt of the Final Construction Documents, either (i) approve the Final Construction Documents, (ii) approve the Final Construction Documents subject to specified conditions to be satisfied by Tenant prior to submitting the approved Final Construction Documents for permits as set forth below, or (iii) disapprove and return the Final Construction Documents to Tenant with requested revisions. Landlord shall not unreasonably require changes or modifications or withhold its approval of the Final Construction Documents; provided, however, Landlord may, in its sole and absolute discretion, require changes or modifications or withhold its approval of the Final Construction Documents if (1) the Suite 505 Tenant Improvements will affect the Building’s structure or the Building systems, including but not limited to the electrical system, (2) any element of the Suite 505 Tenant Improvements fails to comply with any applicable laws, or (3) the cost of removing the Suite 505 Tenant Improvements at the end of the Term would be excessive in Landlord’s reasonable estimation. If Landlord disapproves the Final Construction Documents, Tenant may resubmit the Final Construction Documents to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Construction Documents, based upon the criteria set forth in this Section 1.1.2 within three (3) business days after Landlord receives such resubmitted Final Construction Documents.

Once approved by Landlord as set forth above, the Final Construction Documents shall be referred to as the “Approved Construction Documents,” and such Final Construction Documents shall be so approved by Landlord prior to the commencement of construction of the Suite 505 Tenant Improvements by Tenant. After approval by Landlord of the Final Construction Documents, Tenant shall cause the Space Planner to submit the Approved Construction Documents to the appropriate municipal authorities for all architectural and structural permits (the “Permits”), provided that (a) the Space Planner shall provide Landlord with a copy of the package that it intends to submit prior to such submission for Landlord’s review and prior approval, (b) Tenant and/or the Space Planner shall provide Landlord with any comments to any submitted plan documents made by any governmental authority immediately upon Tenant’s receipt of same, and copies of all Permits required for construction of the Suite 505 Tenant Improvements upon issuance, and (c) if there are Building modifications required to obtain the Permits, then Tenant shall obtain Landlord’s prior written consent to any such Building modifications. Notwithstanding anything to the contrary in the foregoing, Tenant or the Space Planner shall obtain a Permit for all electrical work performed at the Suite 505 Expansion Premises. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the Suite 505 Expansion Premises) for the Suite 505 Expansion Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord, at no cost to Landlord, shall cooperate with Tenant in performing ministerial acts reasonably necessary to enable Tenant to obtain any such certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the Suite 505 Expansion Premises). No changes, modifications or alterations in the Approved Construction Documents may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed.

1.2 Construction of the Suite 505 Tenant Improvements.

1.2.1 Contractor: Tenant’s Representatives. Tenant shall retain a qualified and licensed general contractor selected by Tenant in Tenant’s reasonable discretion and approved by Landlord (which approval shall not be unreasonably delayed, conditioned or withheld) (the “Contractor”) for the construction of the Suite 505 Tenant Improvements, which Contractor shall be a qualified, reputable, general contractor experienced in class A office building tenant improvement construction in the greater Los Angeles area. The Space Planner, Engineers,

Contractor, other contractors, subcontractors, consultants, laborers, vendors, and material suppliers retained and/or used by Tenant in connection with the Suite 505 Tenant Improvements shall be known collectively as “Tenant’s Representatives.” At least ten (10) business days prior to the date Tenant enters into any contract for construction of the Suite 505 Tenant Improvements, Tenant shall submit to Landlord for Landlord’s prior approval, the name of the Contractor, and those subcontractors whose work affects the Building structure, the Building systems, or the roof of the Building, and such additional information on such contractors as Landlord may reasonably request. Landlord shall have the right to review and approve or disapprove each contractor and subcontractor submitted by Tenant based upon such contractor’s or subcontractors qualifications, including (a) quality of work, (b) creditworthiness, (c) experience in general construction of tenant improvements, and in constructing improvements similar to the Suite 505 Tenant Improvements, and (d) references, which approval shall not be unreasonably withheld. Landlord, at least ten (10) business days prior to the date Tenant enters into any contract(s) for construction of the Suite 505 Tenant Improvements, shall have the right to designate any subcontractor whose work affects the structure of the Building, the roof, any life safety systems, and any Building system. The contractor selected by Tenant, as reasonably approved by Landlord, is herein called the “Contractor”.

1.2.2 Construction Contract: Final Cost Estimate. Prior to commencement of construction, Tenant shall submit a copy of the executed contract with the Contractor for the construction of the Suite 505 Tenant Improvements, including the general conditions with Contractor (the “Contract”) to Landlord for its records. Prior to the commencement of the construction of the Suite 505 Tenant Improvements, and after Tenant has accepted all bids and proposals for the Suite 505 Tenant Improvements, Tenant shall provide Landlord with (i) a detailed breakdown, by trade, for all of Tenant’s Representatives, of the final estimated costs to be incurred or which have been incurred in connection with the design and construction of the Suite 505 Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (the “Final Cost Estimate”), which costs shall include, but not be limited to, the costs of the Space Planner’s and Engineers’ fees and the Landlord construction supervision fee as set forth in Section 2 below.

1.2.3. Governmentally-Required Changes. Tenant acknowledges that, pursuant to all applicable laws and regulations (including, without limitation, Title III of the Americans with Disabilities Act of 1990 and the Building Code of the City of Pasadena, California), the construction of the Suite 505 Tenant Improvements may result in additional governmentally-required alterations or improvements to the Suite 505 Expansion Premises or the Building. If the proposed design and construction of the Suite 505 Tenant Improvements results in any such governmentally-required alterations or improvements being imposed as a condition to the issuance of applicable permits or approvals, then Tenant shall be solely responsible for all costs and expenses relating to such additional governmentally-required alterations and improvements (which shall be constructed by Landlord) provided, however, that if the performance of such governmentally-required alterations or improvements can be avoided by modifying the cost, design or manner of construction of the Suite 505 Tenant Improvements, then, subject to Landlord’s prior approval, Tenant may elect to modify the Suite 505 Tenant Improvements in accordance with the provisions of this Construction Rider. Landlord shall notify Tenant of any such required alterations or improvements promptly after Landlord is notified of the same.

1.2.3 Construction. Upon Tenant’s receipt of Approved Construction Documents and Permits, Tenant shall proceed with reasonable diligence to cause the Suite 505 Tenant Improvements to be Substantially Completed as soon as reasonably practicable following the Suite 505 Expansion Premises Delivery Date. Prior to commencement of construction, Tenant shall provide evidence satisfactory to Landlord that Tenant has obtained the insurance required to be maintained by Tenant pursuant to this Lease. Tenant shall provide Landlord with at least ten (10) days’ prior written notice of the date for its commencement of construction of the Suite 505 Tenant Improvements, in order to permit Landlord to post, file, and record such Notices of Nonresponsibility and other instruments as may be necessary to protect Landlord and its property from claims by contractors for construction costs that are to be paid by Tenant. Tenant shall comply with all applicable laws and with all recorded restrictions affecting the property. Upon prior written notice, Landlord shall have the right to suspend any construction activity by Tenant that detracts from harmonious labor relations at the property.

The Suite 505 Tenant Improvements shall be deemed to be “Substantially Completed” when they have been completed in accordance with the Approved Construction Documents except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list.” (The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”)

Following Substantial Completion of the Suite 505 Tenant Improvements, Tenant shall inspect the Suite 505 Expansion Premises and prepare a “punch list” of agreed items of construction remaining to be completed. Tenant shall complete the items set forth in the punch list as soon as reasonably possible.

1.2.4 Indemnity; Insurance. Tenant’s indemnity of Landlord as set forth in Article 10 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Representatives, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Suite 505 Tenant Improvements. All of Tenant’s Representatives shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 11 of the Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and subcontractors. Additionally, Tenant or Contractor shall also carry “Builder’s All Risk” insurance in an amount approved by Landlord, which shall in no event be less than the amount actually carried by Tenant or Contractor, covering the construction of the Suite 505 Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Suite 505 Tenant Improvements shall be insured by Tenant pursuant to Article 11 of the Lease immediately upon completion thereof. The Tenant’s Representatives, including Contractor, shall deliver insurance certificates to Landlord at least five (5) days prior to commencing construction of the Suite 505 Tenant Improvements. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

1.3 Cost of the Suite 505 Tenant Improvements. As set forth in Section 10.1 of this Amendment, Landlord shall contribute a one-time Suite 505 Tenant Improvement Allowance in the amount equal to Twenty and 00/100 Dollars ($20.00) per rentable square foot of the Suite 505 Expansion Premises toward third party hard costs for the construction of the Suite 505 Tenant Improvements (specifically excluding soft costs such as costs relating to Tenant’s fixtures, furniture, equipment, personal property, and data cabling). Landlord shall only be obligated to make disbursements from the Suite 505 Tenant Improvement Allowance to the extent costs are actually incurred by Tenant for the Suite 505 Tenant Improvements. In the event the cost of the Suite 505 Tenant Improvements exceeds the Suite 505 Tenant Improvement Allowance, such excess amount shall be borne solely by Tenant.

1.3.1. Payment of Suite 505 Tenant Improvement Allowance. The Suite 505 Tenant Improvement Allowance shall be payable by Landlord to Tenant in two (2) installments in accordance with the following schedule:

1.3.1.1. Fifty percent (50%) of the Suite 505 Tenant Improvement Allowance within twenty (20) business days following Tenant’s written notice to Landlord at Landlord’s address for notice(s) requesting payment and stating that the Suite 505 Tenant Improvements are fifty percent (50%) complete together with all of the following:

(a) A statement containing the complete list of the names, addresses, telephone numbers and contract amounts for all contractors, subcontractors, vendors and/or suppliers providing materials and/or labor for such portion of the Suite 505 Tenant Improvements;

(b) A copy of the contract with Tenant’s Contractor and all subcontractors, vendors and/or suppliers providing materials and/or labor for such portion of the design, construction or installation of the Suite 505 Tenant Improvements;

(c) Copies of all paid receipted invoices from Tenant’s Contractor and all parties supplying labor and/or materials for such portion the Suite 505 Tenant Improvements showing a total amount of at least fifty percent (50%) of the Suite 505 Tenant Improvement Allowance with evidence reasonably satisfactory to Landlord that such invoices have been paid in full, including but not limited to copies of invoices marked “paid in full” or copies of cancelled checks;

(d) Tenant delivers or has delivered to Landlord original executed and notarized unconditional mechanic’s lien waivers and releases which shall comply with California Civil Code Section 8318; and

(e) A certification from the Space Planner that the Suite 505 Tenant Improvements are fifty percent (50%) complete and has been constructed in accordance with the Approved Construction Documents, this Exhibit B, and all legal requirements.

1.3.1.2 Fifty percent (50%) of the Suite 505 Tenant Improvement Allowance within twenty (20) business days following Tenant’s written notice to Landlord at Landlord’s address for notice(s) requesting payment after Substantial Completion of the Suite 505 Tenant Improvements together with all of the following:

(a) A statement containing the complete list of the names, addresses, telephone numbers and contract amounts for all contractors, subcontractors, vendors and/or suppliers providing materials and/or labor for the Tenant Suite 505 Improvements;

(b) A copy of the contract with Tenant’s Contractor and all subcontractors, vendors and/or suppliers providing materials and/or labor for the Suite 505 Tenant Improvement if not previously provided to Landlord;

(c) A statement of Tenant’s final construction costs, together with copies of all paid receipted invoices from Tenant’s Contractor and all parties supplying labor and/or materials for such portion the Suite 505 Tenant Improvements with evidence reasonably satisfactory to Landlord that such invoices have been paid in full, including but not limited to copies of invoices marked “paid in full” or copies of cancelled checks;

(d) Tenant delivers or has delivered to Landlord original executed and notarized unconditional mechanic’s lien waiver and releases which shall comply with California Civil Code Section 8318;

(e) Landlord has reasonably determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building;

(f) A valid certificate of substantial completion executed by the Space Planner confirming that the Suite 505 Tenant Improvements have been substantially completed in accordance with the Approved Construction Documents, subject to punch-list items to be completed by Tenant’s Contractor, this Exhibit B, and all legal requirements;

(g) A valid certification from Tenant’s electrical engineer that the electrical components of the Suite 505 Tenant Improvements will not overload the Building’s electrical systems;

(h) All Permits and other documents issued by any governmental authority in connection with the approval and completion of the Suite 505 Tenant Improvements, and all evidence reasonably available showing compliance with all applicable laws of any and all governmental authorities having jurisdiction over the Suite 505 Expansion Premises, including, without limitation, a certificate of occupancy or its equivalent such as duly signed-off job cards, and/or building permit sign-offs, and/or other appropriate authorization;

(i) Copies of all of Tenant’s contractors’ warranties;

(j) A reproducible copy of the “as built” drawings of the Suite 505 Tenant Improvements;

(k) The original Certificate of Occupancy issued by the applicable building department;

(l) A copy of Tenant’s recorded, valid “Notice of Completion; and

(m) Tenant delivers to Landlord all other information reasonably requested by Landlord;

In the event that Landlord has failed to pay to Tenant, when due, any portion of the Suite 505 Tenant Improvement Allowance, Tenant shall provide to Landlord written notice thereof. If Landlord’s failure to pay continues for fifteen (15) business days following such first written notice, Tenant may offset the amount of the Suite 505 Tenant Improvement Allowance due to Tenant from Rent due to Landlord. Such offset shall end when Tenant has offset the full amount of the Suite 505 Tenant Improvement Allowance owed to Tenant.

The balance, if any, of the cost of the Suite 505 Tenant Improvements (“Additional Cost”), including, but not limited to, soft costs, usual markups for overhead, supervision and profit, shall be paid by Tenant, with all payments made by Tenant directly to Tenant’s Representatives, and reasonable evidence of such payment by Tenant shall be a condition to Landlord’s obligation to pay any amount of the Suite 505 Tenant Improvement Allowance.

1.4 Changes. If Tenant requests any material change, addition or alteration in or to any Approved Construction Documents (“Changes”) Tenant shall (i) inform the Landlord of the desired Changes and obtain Landlord’s written approval thereof which shall be granted or withheld in accordance with the terms of Section 1.1.2 within no more than three (3) business days after the date of Tenant’s request for approval (and if Landlord has not responded within such three (3)-day period, such request for a Change shall be deemed approved); (ii) following Landlord’s approval of Changes, cause the Space Planner to prepare additional plans implementing such Changes; and (iii) promptly pay the cost of preparing additional plans directly to the Space Planner.

2. Construction Supervision Fee. Landlord shall have the right to supervise all aspects of the construction of the Suite 505 Improvements; provided, however, that Landlord shall have no responsibility for the management or oversight of the Suite 505 Tenant Improvements. Tenant shall pay to Landlord a construction supervision fee in an amount equal to four percent (4%) of the construction costs, including hard and soft costs, thereof, and such amount shall be deducted from the Suite 505 Tenant Improvement Allowance.

3. Ownership of the Suite 505 Tenant Improvements. All of the Suite 505 Tenant Improvements, whether installed by Landlord or Tenant and whether installed at Tenant’s cost or with the use of the Suite 505 Tenant Improvement Allowance, shall become a part of the Suite 505 Expansion Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Suite 505 Expansion Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease; provided, however, that Tenant, at its sole cost and expense, shall be required to remove all cabling and wiring installed as a part of the Suite 505 Tenant Improvements at the expiration or earlier termination of the Lease, repair any and all damage caused by such removal, and restore the Suite 505 Expansion Premises to the condition it was in prior to the installation of such cabling and wiring.

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